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TABLE OF CONTENTS Prospectus Supplement

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price per Security	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

2.800% Senior Notes due 2030	$900,000,000	99.920%	$899,280,000	$108,993

(1)
This filing fee is calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933 and relates to Registration No. 333-216789 filed by the Registrant on March 17, 2017.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-216789

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 17, 2017)

$900,000,000

AMPHENOL CORPORATION

2.800% Senior Notes due 2030

We are offering $900,000,000 aggregate principal amount of our 2.800% Senior Notes due 2030 (the "notes"). We will pay interest on the notes semi-annually on February 15 and August 15 of each year, beginning on February 15, 2020. The notes will mature on February 15, 2030. We may redeem some or all of the notes from time to time at the applicable redemption prices described in "Description of the Notes—Optional Redemption" in this prospectus supplement. Unless we have previously redeemed the notes, if a Change of Control Repurchase Event (as defined herein) occurs, we will be required to offer to repurchase the notes at a price in cash equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest to, but not including, the date of repurchase as described under "Description of the Notes—Change of Control" in this prospectus supplement.

The notes will be our unsecured senior obligations and will rank equally in right of payment with all of our other unsecured senior indebtedness outstanding from time to time.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system.

Investing in the notes involves risks. See "Risk Factors" beginning on page S-12 of this prospectus supplement and on page 3 of the accompanying prospectus and the risk factors included in our periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, each of which is incorporated by reference herein, for a discussion of certain risks you should consider carefully before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discount	Proceeds, Before Expenses, to Us

Per note	99.920%	0.650%	99.270%

Total	$899,280,000	$5,850,000	$893,430,000

(1)
Plus accrued interest, if any, from September 10, 2019, if settlement occurs after that date.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about September 10, 2019, which is the fourth business day following the date of pricing of the notes (such settlement cycle being referred to as "T+ 4"). You should be advised that trading of the notes may be affected by the T+4 settlement. See "Underwriting."

Joint Book-Running Managers

Citigroup	J.P. Morgan	MUFG

COMMERZBANK	HSBC	Mizuho Securities	TD Securities

Co-Managers

Barclays	BNP PARIBAS	BofA Merrill Lynch	The Williams Capital Group, L.P.	US Bancorp	Wells Fargo Securities

The date of this prospectus supplement is September 4, 2019.

Each of this prospectus supplement, the accompanying prospectus and any free writing prospectus we authorize contains and incorporates by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone to provide you with different information. If you receive any different or inconsistent information, you should not rely on it.

You should assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement supplements the accompanying prospectus. The accompanying prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), using a "shelf" registration, or continuous offering, process. Under this shelf registration process, we may, at any time and from time to time, issue and sell, in one or more offerings, the senior debt securities, including the notes, described in the accompanying prospectus.

The accompanying prospectus provides you with a general description of the senior debt securities, and this prospectus supplement contains specific information about the terms of this offering of the notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement or the accompanying prospectus, may add, update or change information contained in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will modify or supersede that information in the accompanying prospectus.

Before making your investment decision, you should read and carefully consider this prospectus supplement and the accompanying prospectus, together with the additional information in the documents referred to in the sections entitled "Where You Can Find More Information" in the accompanying prospectus and "Incorporation of Certain Information by Reference" in this prospectus supplement.

Unless otherwise stated, or the context otherwise requires, references in this prospectus supplement to "we," "us," "our," "Amphenol" and "the Company" are to Amphenol Corporation and, as applicable, its consolidated subsidiaries, except for purposes of the description of the notes included in this prospectus supplement and the accompanying prospectus, where references to such terms refer only to Amphenol Corporation and do not include Amphenol Corporation's subsidiaries. When we refer to the "notes" in this prospectus supplement, we mean the notes being offered by this prospectus supplement, unless we state otherwise.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events and are subject to risks and uncertainties. The forward-looking statements, which address the Company's expected business and financial performance and financial condition, among other matters, may contain words such as: "anticipate," "could," "continue," "expect," "estimate," "forecast," "ongoing," "project," "seek," "predict," "target," "will," "intend," "plan," "optimistic," "potential," "guidance," "may," "should" or "would" and other words and terms of similar meaning.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about expected earnings, revenues, growth, liquidity or other financial matters. Although the Company believes the expectations reflected in such forward-looking statements, including those with regards to results of operations, liquidity or the Company's effective tax rate, are based upon reasonable assumptions, the expectations may not be attained or there may be material deviation. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. There are risks and uncertainties that could cause actual results to differ materially from these forward-looking statements, which include, but are not limited to, the following: political, economic, military and other risks in countries outside of the United States, including political, economic, financial or other instability, intergovernmental conflicts or actions and trade wars, strikes or natural disasters; the impact of general economic conditions, geopolitical conditions and U.S. trade policies, legislation, trade disputes, treaties and tariffs, including those affecting China, on the Company's business operations; risks associated with the improper conduct by any of our employees, customers, suppliers, distributors or any other business partners which could impair our business reputation and financial results and could result in our non-compliance with anti-corruption laws and regulations of the U.S. government and various foreign jurisdictions; changes in exchange rates of the various currencies in which the Company conducts business, including possible currency devaluations; the Company's ability to obtain a consistent supply of materials, at stable pricing levels, used in the Company's manufacturing processes, including aluminum, steel, copper, titanium, metal alloys, gold, silver, certain rare earth metals and plastic resins; the Company's dependence on sales to the communications industry, which markets are dominated by large manufacturers and operators who regularly exert significant pressure on suppliers, including the Company; changes in defense expenditures in the military market, including the impact of reductions or changes in the defense budgets of U.S. and foreign governments; the Company's ability to compete successfully on the basis of technology innovation, product quality and performance, price, customer service and delivery time; the Company's ability to continue to conceive, design, source and market new products and upon continuing market acceptance of its existing and future product lines, for continued revenue growth; difficulties and unanticipated expenses in connection with purchasing and integrating newly acquired businesses as part of the Company's growth strategy, including the potential for the impairment of goodwill in the future; events beyond the Company's control that could lead to an inability to meet its financial covenants which could result in a default under the Company's revolving credit facility; the Company's ability to access the capital markets on favorable terms, including as a result of significant deterioration of general economic or capital market conditions, or as a result of a downgrade in the Company's credit rating; changes in interest rates which could impact existing or future issuances of debt; government contracting risks that the Company may be subject to, including laws and regulations governing performance of U.S. government contracts and related risks associated with conducting business with the U.S. government; governmental export and import controls that certain of our products may be subject to, including export licensing, customs regulations, economic sanctions or other laws; cybersecurity threats or incidents that could arise on our information technology systems which could disrupt business operations and adversely impact our reputation and operating results and potentially lead to litigation and/or governmental investigations; changes in fiscal and tax policies, audits and examinations by taxing authorities, and laws, regulations and guidance in the United States and foreign jurisdictions, including related interpretations of certain provisions of the U.S. Tax Cuts and Jobs Act ("Tax Act"); any difficulties in protecting the Company's intellectual property rights, including but not limited to patents, trade secret laws, trademarks, confidentiality procedures and contractual commitments; and litigation, customer claims, governmental investigations or environmental matters including changes to laws and regulations to which the Company may be subject.

Such forward-looking statements may also be impacted by, among other things, additional guidance under the Tax Act. More specifically, on December 22, 2017, the Tax Act was enacted and it significantly revised U.S. corporate income tax law by, among other things, reducing the U.S. corporate income tax rate to 21% and implementing a modified territorial tax system that included a one-time transition tax on deemed repatriated earnings of foreign subsidiaries ("Transition Tax"). The provisional income tax charge we recorded in the fourth quarter of 2017 incorporated assumptions made based on information then available. The Company obtained, prepared and analyzed all of the information it believes necessary in order to complete its accounting of the Tax Act in the fourth quarter of 2018 based on the regulatory guidance issued at that time. Any future guidance on the Tax Act could impact our forward-looking statements.

A further discussion of these uncertainties and other risks is described under the caption "Risk Factors" in this prospectus supplement and included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Quarterly Reports on Form 10-Q and our other reports filed with the

SEC, which are incorporated by reference herein. These or other uncertainties may cause our actual future results to be materially different than those expressed in any forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statement, except as required by law.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" into this prospectus supplement the information that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and the information that we file later with the SEC will automatically update and, where applicable, modify or supersede the information in this prospectus supplement and the documents listed below. We hereby "incorporate by reference" the following documents that have been or will be filed with the SEC:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

  •
  Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019;

  •
  Our Current Reports on Form 8-K filed on January 8, 2019, January 10, 2019, January 18, 2019, April 17, 2019, May 23, 2019, July 24, 2019 (Item 8.01 only) and September 4, 2019; and

  •
  All of our future filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until the time all the notes are sold in this offering.

We are not, however, incorporating any documents or information that are deemed to have been furnished rather than filed in accordance with SEC rules.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and number:

  Investor Relations
  Amphenol Corporation
  358 Hall Avenue
  Wallingford, CT 06492
  Telephone No: (203) 265-8900

SUMMARY

This summary highlights selected information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before investing in the notes. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the information incorporated by reference, especially the risks of investing in the notes described under "Risk Factors" in this prospectus supplement in addition to the risks described under the heading "Item 1A. Risk Factors" contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference herein, and our financial statements and the notes to those statements incorporated by reference herein before you decide to invest in the notes. See also "Where You Can Find More Information" in the accompanying prospectus.

Our Company

We are one of the world's largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable. Certain predecessor businesses of the Company were founded in 1932, and the Company was incorporated under the laws of the State of Delaware in 1986.

We operate through two reporting segments: (i) Interconnect Products and Assemblies and (ii) Cable Products and Solutions. The Interconnect Products and Assemblies segment primarily designs, manufactures and markets a broad range of connector and connector systems, value-add products and other products, including antennas and sensors, used in a broad range of applications in a diverse set of end markets. Interconnect products include connectors, which when attached to an electrical, electronic or fiber optic cable, a printed circuit board or other device, facilitate transmission of power or signals. Value-add systems generally consist of a system of cable, flexible circuits or printed circuit boards and connectors for linking electronic equipment. The Cable Products and Solutions segment primarily designs, manufactures and markets cable, value-add products and components for use primarily in the broadband communications and information technology markets as well as certain applications in other markets.

Our overall strategy is to provide our customers with comprehensive design capabilities, a broad selection of products and a high level of service on a worldwide basis while maintaining continuing programs of productivity improvement and cost control.

Our principal executive offices are located at 358 Hall Avenue, Wallingford, Connecticut 06492, and our main telephone number is (203) 265-8900. Our website is located at http://www.amphenol.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Concurrent Tender Offers

Concurrently with this offering, we are conducting cash tender offers (each, a "tender offer" and, together, the "tender offers") for (i) any and all of our outstanding 3.125% Senior Notes due 2021 (the "2021 Notes") and (ii) any and all of our outstanding 4.00% Senior Notes due 2022 (the "2022 Notes"). The tender offers are scheduled to expire at 5:00 p.m., New York City time, on September 10, 2019, subject to our right to extend the tender offers. As of September 4, 2019, there was $375.0 million aggregate principal amount of the 2021 Notes and $500.0 million aggregate principal amount of the 2022 Notes outstanding. The tender offers are being made pursuant to an offer to purchase, dated as of September 4, 2019, issued in connection with the tender offers. Pursuant to the terms of the tender offers, holders of the 2021 Notes and the 2022 Notes that are validly tendered and accepted for purchase will be paid cash consideration at a tender price for either series determined in the manner set forth in the offer to purchase (and described herein), plus accrued and unpaid interest to, but not including, the settlement date of the tender offers. The formula for determining the total cash consideration per $1,000 principal amount of the 2021 Notes and the 2022 Notes that are validly tendered and accepted for purchase is based on a fixed spread pricing formula linked to the yield on the applicable reference U.S. treasury security (the "Reference U.S. Treasury Security"), discounted to the settlement date of the applicable tender offer, which in each case is expected be September 11, 2019, assuming that neither the expiration time nor the settlement date of such tender offer is extended nor that such tender offer is earlier terminated.

Because the amount of each tender offer consideration will be based on a fixed spread pricing formula, the actual amount of cash that may be received by a tendering holder pursuant to each tender offer will be affected by changes in such yield during the term of the applicable tender offer before the time and date at which the dealer manager will calculate the total cash consideration per $1,000 principal amount of the 2021 Notes and the 2022 Notes, as applicable, that are validly tendered and accepted for purchase, which for each tender offer is expected to be 2:00 p.m., New York City time, on September 10, 2019, subject to certain exceptions set forth in the offer to purchase. This prospectus supplement is not an offer to purchase any of the 2021 Notes or any of the 2022 Notes. J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as dealer managers for the tender offers.

We intend to fund the purchase of the 2021 Notes and the 2022 Notes in the tender offers with a portion of the net proceeds from this offering. The closing of each tender offer is conditioned upon the satisfaction or waiver of certain conditions described in the offer to purchase. These conditions include, among other things, the completion of a contemporaneous senior notes offering by us on terms and conditions (including, but not limited to, the amount of proceeds raised in such offering) satisfactory to us. See "Use of Proceeds."

We are permitted, among other things, to amend, extend, terminate or withdraw each tender offer, and there can be no assurance that we will consummate either of the tender offers. There can be no assurance as to the principal amount of 2021 Notes or 2022 Notes that will be tendered or accepted for purchase pursuant to the tender offers.

After the expiration date of the tender offers set forth in the offer to purchase, we may, from time to time, purchase additional securities, including the 2021 Notes and the 2022 Notes, in the open market, in privately negotiated transactions, through future tender offers or otherwise, or may redeem our debt securities, including the 2021 Notes and the 2022 Notes, pursuant to the terms of the indenture governing such securities. Any future purchases may be on the same terms or on terms that are more or less favorable to holders of the 2021 Notes and the 2022 Notes than the terms of the tender offers. Any future purchases by us will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we may choose to pursue in the future.

THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the sections entitled "Description of the Notes" in this prospectus supplement and "Description of the Senior Debt Securities" in the accompanying prospectus. For purposes of the description of notes included in this prospectus supplement and the accompanying prospectus, references to "we," "us" and "our" refer only to Amphenol Corporation and do not include its subsidiaries.

Issuer	Amphenol Corporation.
Securities Offered	$900,000,000 aggregate principal amount of 2.800% Senior Notes due 2030.
Maturity Date	The notes will mature on February 15, 2030.
Interest and Payment Dates	The notes will bear interest at an annual rate of 2.800%.
Interest on the notes is payable semi-annually on February 15 and August 15 of each year, beginning on February 15, 2020.
Optional Redemption	We may redeem some or all of the notes from time to time at the applicable redemption prices described in "Description of the Notes—Optional Redemption" in this prospectus supplement.
Repurchase upon a Change of Control
The occurrence of a "Change of Control Repurchase Event" (as defined under "Description of the Notes—Change of Control" in this prospectus supplement) will require us to offer to repurchase from you all or a portion of your notes at a purchase price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of holders of record on the relevant interest record date to receive interest due on the relevant interest payment date). See "Description of the Notes—Change of Control" in this prospectus supplement.
Ranking	The notes will:
• be our general unsecured senior obligations;
• be effectively subordinated in right of payment to any future secured indebtedness to the extent of the value of the assets securing such debt;
• be structurally subordinated to any indebtedness of our subsidiaries, including certain of our subsidiaries' obligations to guarantee our indebtedness under our revolving credit facility;

•

rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, including indebtedness under our revolving credit facility, our 2.200% Senior Notes due 2020, the 2021 Notes (which we intend to repurchase with the net proceeds of this offering pursuant to the tender offers), the 2022 Notes (which we intend to repurchase with the net proceeds of this offering pursuant to the tender offers), our 3.200% Senior Notes due 2024, our 4.350% Senior Notes due 2029, and with our guarantee of the 2.000% Senior Notes due 2028 (the "2028 Notes") issued by our subsidiary, Amphenol Technologies Holding GmbH; and

• be senior in right of payment to any future senior subordinated or subordinated debt.

As of June 30, 2019, on an as adjusted basis after giving effect to this offering and the application of the net proceeds thereof, as more fully described in "Use of Proceeds" in this prospectus supplement and assuming the repurchase of all outstanding 2021 Notes and 2022 Notes in the tender offers:

•

we would have had approximately $4.0 billion of unsecured and unsubordinated indebtedness (including the notes, our 2.20% Senior Notes due 2020, our 3.20% Senior Notes due 2024, our 2.00% Senior Notes due 2028 and our 4.350% Senior Notes due 2029), all of which would constitute senior indebtedness;

• we would have had no secured indebtedness to which the notes would have been effectively subordinated; and

•

our subsidiaries (other than Amphenol Technologies Holding GmbH, the issuer of the 2028 Notes, which are guaranteed by us) would have had approximately $17.8 million of indebtedness to which the notes would have been structurally subordinated.

Covenants	We will issue the notes under an indenture with The Bank of New York Mellon, as trustee. The indenture, among other things, limits our ability to:
• incur liens on Principal Property (as defined under "Description of the Senior Debt Securities—Definitions" in the accompanying prospectus);
• engage in certain sale/leaseback transactions; and
• consolidate or merge with or into, or sell substantially all of our assets to, another person.
These covenants are subject to a number of important exceptions and qualifications. For more details, see "Description of the Senior Debt Securities—Covenants" in the accompanying prospectus.

Absence of Public Market for the Notes	The notes are a new issue of securities with no established trading market. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and any market making with respect to the notes may be discontinued without notice. See "Risk Factors—Your ability to transfer the notes may be limited since there is no public market for the notes, and we do not know if an active trading market will ever develop, or if a market does develop, whether it will be sustained" in this prospectus supplement.
Use of Proceeds
We anticipate that the net proceeds from the offering, after deducting the underwriting discount and offering expenses payable by us, will be approximately $891.4 million. We intend to use a portion of the net proceeds from this offering to fund the consideration payable in the tender offers, as described under "Summary—Recent Developments—Concurrent Tender Offers." The consummation of this offering is not conditioned on the completion of the tender offers. We will use any excess net proceeds for general corporate purposes, including to partially reduce borrowings under our U.S. commercial paper program. For more information, see "Use of Proceeds."
Denominations	The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Form of Notes
The notes will be issued as fully registered notes, represented by one or more global notes registered in the name of Cede & Co., the nominee of the depositary, The Depository Trust Company ("DTC"). Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants. See "Book-Entry Delivery and Settlement" in the accompanying prospectus.
Governing Law	The notes will be governed by the laws of the State of New York.
Trustee	The Bank of New York Mellon.

Risk Factors	Investing in the notes involves risks. In considering whether to purchase the notes, you should carefully consider all of the information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to this offering filed by us with the SEC and the documents incorporated by reference herein and therein. In particular, you should evaluate the specific risks set forth in the section entitled "Risk Factors" in this prospectus supplement in addition to the risks described under the heading "Item 1A. Risk Factors" contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference herein. See "Risk Factors" beginning on page S-12 of this prospectus supplement.

Summary Historical Consolidated Financial Data

The following tables set forth certain of our condensed consolidated financial data. The summary financial information presented below as of and for each of the three years ended December 31, 2018, 2017 and 2016, has been derived from the audited financial statements incorporated by reference in this prospectus supplement. The unaudited summary historical financial information as of and for the six months ended June 30, 2019 and 2018 has been derived from our unaudited interim condensed consolidated financial statements incorporated by reference into this prospectus supplement, which include, in the opinion of our management, all normal and recurring adjustments that are necessary for the fair presentation of the results for such interim periods and dates. The summary historical consolidated financial information may not be indicative of our future performance. You should read the information in conjunction with the section entitled "Risk Factors" in this prospectus supplement and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference herein.

	Six months ended June 30,		Year Ended December 31,
(in millions)	2019	2018	2018	2017	2016
	(unaudited)
Statement of Income Data:
Net sales	$3,973.8	$3,848.3	$8,202.0	$7,011.3	$6,286.4
Cost of sales	2,698.4	2,596.6	5,547.1	4,701.4	4,246.4
Selling, general and administrative expenses	474.3	466.6	959.5	878.3	798.2
Operating income (GAAP)(a)	775.7	785.1	1,686.9	1,427.6	1,205.2
Net income attributable to Amphenol Corporation (GAAP)(a)	556.0	550.4	1,205.0	650.5	822.9
Non-GAAP Data:
Adjusted Operating income (non-GAAP)(a)	801.1	785.1	1,695.4	1,431.6	1,241.8
Adjusted Net income attributable to Amphenol Corporation (non-GAAP)(a)	557.3	543.3	1,177.9	986.1	856.0
Other Data:
Net cash provided by operating activities(b)	666.0	395.3	1,112.7	1,144.2	1,077.6
Net cash used in investing activities	(903.1)	(283.1)	(441.8)	(380.2)	(1,612.7)
Net cash used in financing activities	(55.0)	(845.9)	(1,070.1)	(140.1)	(133.5)
Capital expenditures	(149.9)	(134.1)	(310.6)	(226.6)	(190.8)

	As of June 30,		As of December 31,
(in millions)	2019	2018	2018	2017	2016
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$982.3	$964.4	$1,279.3	$1,719.1	$1,034.6
Short term investments	15.0	26.7	12.4	34.6	138.6
Working capital	2,169.2	1,680.6	2,120.3	3,076.6	1,956.0
Total assets	10,634.0	9,510.3	10,044.9	10,003.9	8,498.7
Total debt(c)	3,972.5	3,436.6	3,570.7	3,542.6	3,010.7
Total equity	4,203.2	3,812.6	4,064.2	4,043.4	3,723.1

(a)
See "Supplemental Financial Information—Reconciliations of GAAP to Non-GAAP Financial Measures" below.

(b)
Net cash provided by operating activities during the year ended December 31, 2018 was reduced by certain tax payments made, primarily in the first half of 2018, of approximately $87.0 million,

  including the first annual installment of the Transition Tax of approximately $18.0 million in the second quarter of 2018 and payments for foreign and U.S. state and local taxes of approximately $69.0 million related to foreign cash repatriated during 2018, and the Company's voluntary cash contribution of approximately $81.0 million in the first quarter of 2018 to fund its U.S. defined benefit pension plans. The Company paid its second annual installment of the Transition Tax, net of applicable tax credits and deductions, in the second quarter of 2019, and will pay the balance of the Transition Tax over the remainder of the eight-year period ending 2025, as permitted under the Tax Act.

(c)
Total debt includes long-term debt and capital lease obligations and the current portion of long-term debt and capital lease obligations.

Supplemental Financial Information

Reconciliations of GAAP to Non-GAAP Financial Measures

Management utilizes the non-GAAP financial measures defined below as part of its internal reviews for purposes of monitoring, evaluating and forecasting the Company's financial performance, communicating operating results to our Board of Directors and assessing related employee compensation measures. Management believes that such non-GAAP financial measures may be helpful to investors in assessing our overall financial performance, trends and period-over-period comparative results. The following non-GAAP financial measures exclude income and expenses that are not directly related to our operating performance during the periods presented. Items excluded in the presentation of these non-GAAP financial measures in any period may consist of, without limitation, acquisition-related expenses, refinancing-related costs, and certain discrete tax items including but not limited to (i) the excess tax benefits related to stock-based compensation and (ii) the provisional income tax charge recorded in 2017 related to the Tax Act and the subsequent adjustment recorded in 2018 related to this charge. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are included below. The following non-GAAP financial information is included for supplemental purposes only and should not be considered in isolation, as a substitute for or superior to the related GAAP financial measures. In addition, these non-GAAP financial measures are not necessarily the same or comparable to similar measures presented by other companies, as such measures may be calculated differently or may exclude different items. Such non-GAAP financial measures should be read in conjunction with our financial statements presented in accordance with GAAP.

The following are reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures for the periods presented:

	Six months ended June 30,				Year ended December 31,
	2019		2018		2018		2017		2016
	(unaudited)		(unaudited)
(in millions)	Operating Income	Net Income attributable to Amphenol Corporation	Operating Income	Net Income attributable to Amphenol Corporation	Operating Income	Net Income attributable to Amphenol Corporation	Operating Income	Net Income attributable to Amphenol Corporation	Operating Income	Net Income attributable to Amphenol Corporation
Reported (GAAP)	$775.7	$556.0	$785.1	$550.4	$1,686.9	$1,205.0	$1,427.6	$650.5	$1,205.2	$822.9
Acquisition-related expenses	25.4	21.0	—	—	8.5	7.2	4.0	3.7	36.6	33.1
Excess tax benefits related to stock-based compensation	—	(19.7)	—	(7.1)	—	(19.8)	—	(66.6)	—	—
Tax Act Charge/(Benefit)	—	—	—	—	—	(14.5)	—	398.5	—	—

Adjusted (non-GAAP)(1)	$801.1	$557.3	$785.1	$543.3	$1,695.4	$1,177.9	$1,431.6	$986.1	$1,241.8	$856.0

(1)
The definitions of the non-GAAP financial measures used are as follows:

Adjusted Operating Income is defined as Operating Income, as reported, excluding income and expenses that are not directly related to the Company's operating performance during the periods presented.

Adjusted Net Income attributable to Amphenol Corporation is defined as Net Income attributable to Amphenol Corporation, as reported, excluding income and expenses and their specific tax effects, that are not directly related to the Company's operating performance during the periods presented.

RISK FACTORS

Investing in the notes involves risks. In considering whether to purchase the notes, you should carefully consider all of the information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to this offering filed by us with the SEC and the documents incorporated by reference herein and therein. In particular, you should carefully consider the specific risks described below in addition to the risks described under the heading "Item 1A. Risk Factors" contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference herein. You could lose part or all of your investment.

The risks and uncertainties discussed in this prospectus supplement and in the documents incorporated by reference herein are those we currently believe may materially affect us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations.

Your ability to transfer the notes may be limited since there is no public market for the notes, and we do not know if an active trading market will ever develop, or if a market does develop, whether it will be sustained.

The notes will constitute a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or quotation of the notes on any automated dealer quotation system. We cannot assure you as to the development or liquidity of any trading market for the notes. The underwriters have advised us that they currently intend to make a market in the notes, as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. If no active trading market develops, you may be unable to resell your notes at any price or at their fair market value.

If a trading market does develop, changes in our credit ratings or the debt markets could adversely affect the liquidity of any market for the notes.

The liquidity of any market for the notes will depend on a number of factors, including:

  •
  our credit ratings with major credit rating agencies;

  •
  the prevailing interest rates being paid by other companies similar to us;

  •
  the market price of our common shares;

  •
  our financial condition, operating performance and future prospects;

  •
  the market for similar securities;

  •
  the overall condition of the financial markets; and

  •
  the interest of securities dealers in making a market for the notes.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. A negative change in our rating could have an adverse effect on the price of the notes. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or the price that you receive when you sell your notes will be favorable.

Despite our current or future indebtedness level, we may still be able to incur substantially more debt.

We may be able to incur substantial indebtedness in the future. The terms of the indenture governing the notes will not fully prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of the Company.

Our debt instruments contain restrictive covenants that may adversely affect our ability to operate our business.

Our revolving credit facility and the indenture that will govern the notes contain various covenants that limit our ability and the ability of our subsidiaries to, among other things:

  •
  incur certain liens;

  •
  consolidate or merge with or into, or sell substantially all of our assets to, another person;

  •
  make accounting changes, except as required or permitted under generally accepted accounting principles;

  •
  make a material change to the nature of our business; and

  •
  engage in speculative transactions.

In addition, our revolving credit facility contains certain financial covenants, such as a limit on the ratio of debt to earnings before interest, taxes, depreciation and amortization and limits on incurrence of certain liens. Although we were in compliance with these covenants as of June 30, 2019, the ability to meet the financial covenants can be affected by events beyond our control, and we cannot provide assurance that we will continue to meet those tests. A breach of any of these covenants could also result in a default under our other indebtedness. Upon the occurrence of an event of default under any of our indebtedness, the lenders could elect to declare all amounts outstanding thereunder to be immediately due and payable and terminate all commitments to extend further credit. If the lenders accelerate the repayment of borrowings, we may not have sufficient assets to repay our revolving credit facility and other indebtedness, including these notes.

We may be unable to generate the cash flow to service our debt obligations, including the notes.

We cannot assure you that our business will generate sufficient cash flow, or that we will be able to borrow funds under our revolving credit facility, in an amount sufficient to enable us to service our indebtedness, including the notes, or to make anticipated capital expenditures. Our ability to pay our expenses and satisfy our debt obligations, to refinance our debt obligations and to fund planned capital expenditures will depend on our future performance, which will be affected by general economic, financial, competitive, legislative, regulatory and other factors beyond our control. If we are unable to generate sufficient cash flow from operations or to borrow sufficient funds in the future to service our debt, we may be required to sell assets, reduce capital expenditures, refinance all or a portion of our existing debt (including the notes) or obtain additional financing. We cannot assure you that we will be able to refinance our debt, sell assets or borrow more money on terms acceptable to us, if at all. Additionally, the covenants contained in our revolving credit facility restrict our ability to incur additional debt.

We may not be able to repurchase the notes upon a Change of Control Repurchase Event.

Upon the occurrence of a "Change of Control Repurchase Event" (as described under "Description of the Notes—Change of Control" in this prospectus supplement), we will be required to offer to repurchase all of our outstanding senior notes at a purchase price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of holders of record on the relevant interest record date to receive interest due on the relevant interest payment date). However, we may not be able to repurchase the notes upon a Change of Control Repurchase Event because we may not have sufficient funds to do so. In addition, our future debt agreements may contain provisions that restrict us from repurchasing all of the notes tendered by holders upon a Change of Control Repurchase Event. Our failure to repurchase the notes upon a Change of Control Repurchase Event would cause a default under the indenture that will govern the notes, which could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the notes.

In addition, case law suggests that, in the event that incumbent directors are replaced as a result of a contested election, issuers may nevertheless avoid triggering a change of control under a clause similar to third bullet of the definition of "Change of Control" under the caption "Description of the Notes—Change of Control" in this prospectus supplement, if the outgoing directors were to approve the new directors for the purpose of avoiding the triggering of such change of control clause.

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity, as described under "Description of the Notes—Optional Redemption" in this prospectus supplement. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate of the notes being redeemed.

The notes will be effectively subordinated in right of payment to any future secured indebtedness to the extent of the assets securing such indebtedness.

The notes will be unsecured and effectively subordinated in right of payment to any future secured indebtedness to the extent of the assets securing such indebtedness. Although the indenture limits our ability to incur liens on our Principal Property (as defined under "Description of the Senior Debt Securities—Definitions" in the accompanying prospectus), the notes will be effectively subordinated to any future debt secured by Principal Property to the extent permitted by the indenture or secured by any of our other assets. In the event of our liquidation or insolvency or other events of default on any such secured debt or upon acceleration of the notes in accordance with their terms, we will be permitted to make payment on the notes only after any such secured debt has been paid in full. After paying any such secured debt in full, we may not have sufficient assets remaining to pay any or all amounts due on the notes. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes, payment on the notes could be less, ratably, than on any such secured debt.

The notes will be structurally subordinated to any indebtedness of our subsidiaries.

The notes will be structurally subordinated to any indebtedness of our subsidiaries. Our subsidiaries are separate and distinct legal entities, and none of our subsidiaries will guarantee the notes or otherwise have any obligations to make payments in respect of the notes. As a result, claims of holders of the notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries. In the event of any bankruptcy, liquidation, dissolution or similar proceeding involving one of our subsidiaries, any of our rights or the rights of the holders of the notes to participate in the assets of that subsidiary will be effectively subordinated to the claims of creditors of that subsidiary, and following payment by that subsidiary of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. As of June 30, 2019, our subsidiaries (other than Amphenol Technologies Holding GmbH, the issuer of the 2028 Notes, which are guaranteed by us) would have had approximately $17.8 million of indebtedness to which the notes would have been structurally subordinated.

In addition, certain of our subsidiaries are guarantors under our revolving credit facility. Accordingly, the notes will be structurally subordinated to such subsidiaries' obligations to guarantee our indebtedness under our revolving credit facility.

Our cash flow and our ability to service our indebtedness, including the notes, is partially dependent upon the earnings of our subsidiaries.

The notes are exclusively our obligations. Our cash flow and our ability to service our indebtedness, including the notes, is partially dependent upon the earnings of our subsidiaries. In addition, we are particularly dependent on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries will have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations. Our right to receive any assets of any subsidiary upon its liquidation or reorganization, and, therefore, our right to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to the indebtedness held by us.

 USE OF PROCEEDS

We anticipate that the net proceeds to us from the sale of the notes, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $891.4 million.

We intend to use a portion of the net proceeds from this offering to fund the consideration payable in the tender offers, as described under "Summary—Recent Developments—Concurrent Tender Offers." The consummation of this offering is not conditioned on the completion of the tender offers. We will use any excess net proceeds for general corporate purposes, including to partially reduce borrowings under our U.S. commercial paper program.

As of September 4, 2019, $375.0 million aggregate principal amount of the 2021 Notes and $500.0 million aggregate principal amount of the 2022 Notes remained outstanding. The 2021 Notes mature on September 15, 2021 and bear a fixed rate of interest at 3.125% per annum. The 2022 Notes mature on February 1, 2022 and bear a fixed rate of interest of 4.000% per annum.

As of June 30, 2019, we had approximately $1,048.4 million of short-term unsecured commercial paper notes in the United States with a weighted average interest of approximately 2.58% per year. The maturities of the U.S. commercial paper notes vary, but may not exceed 397 days from the date of issue. For more information, see "Note 13—Debt" contained in the financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019 and " Note 2—Long-Term Debt" contained in the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, each of which is incorporated herein by reference.

The underwriters and their affiliates may hold our outstanding securities, including the 2021 Notes, the 2022 Notes and our commercial paper notes, and, consequently, may receive a portion of the proceeds from this offering.

 CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2019 on a historical basis and as adjusted to give effect to the sale of the $900 million principal amount of notes offered hereby and the application of the estimated net proceeds thereof, including to fund the consideration payable in the tender offers, as described under "Summary—Recent Developments—Concurrent Tender Offers," as if this offering and application of net proceeds thereof had occurred on June 30, 2019, and assuming that all outstanding 2021 Notes and 2022 Notes will be repurchased in the tender offers and that any remaining net proceeds from this offering will be used to partially reduce borrowings under our U.S. commercial paper program. See "Use of Proceeds" in this prospectus supplement.

This table is only a summary and should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and related notes in each case incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2019
(In millions)	Historical	As Adjusted(a)
Indebtedness:
Short-term borrowings including obligations under capital lease:
2.20% Senior Notes due 2020	$399.9	$399.9
Other	3.8	3.8
Short-term deferred debt issuance costs	(0.6)	(0.6)

Total short-term borrowings	403.1	403.1

Long-term debt including obligations under capital lease:
Revolving credit facility	—	—
U.S. Commercial Paper Program	1,048.4	1,066.4
Euro Commercial Paper Program issued by Amphenol Technologies Holding GmbH(b)	244.5	244.5
3.125% Senior Notes due 2021	374.9	—
4.000% Senior Notes due 2022	499.7	—
3.200% Senior Notes due 2024	349.7	349.7
2.000% Senior Notes due 2028 of Amphenol Technologies Holding GmbH(b)	566.1	566.1
4.350% Senior Notes due 2029	499.5	499.5
2.800% Senior Notes due 2030 offered hereby	—	899.3
Other	4.8	4.8
Long-term deferred debt issuance costs	(18.2)	(24.0)

Total long-term debt	3,569.4	3,606.3
Total indebtedness	3,972.5	4,009.4
Total equity(c)	4,203.2	4,166.3

Total capitalization	$8,175.7	$8,175.7

(a)
The "as adjusted" column reflects the payment of estimated tender premiums, fees and expenses in connection with the tender offers, but does not reflect the cash cost of the accrued interest payable on the 2021 Notes or the 2022 Notes, as applicable, accepted for tender in the tender offers.

(b)
Based on the closing exchange rate as reported by Bloomberg of U.S. $1.1373=€1.00 as of June 30, 2019.

(c)
Total equity will decrease due to our loss on early extinguishment of debt, attributable to tender premiums, professional fees and costs and the write-off of remaining discounts associated with the repurchase of the 2021 Notes and the 2022 Notes.

DESCRIPTION OF THE NOTES

The following description of notes should be read together with the description set forth in the accompanying prospectus under the heading "Description of the Senior Debt Securities." In the event that information in this prospectus supplement is inconsistent with information in the accompanying prospectus, you should rely on this prospectus supplement.

The description of notes in this prospectus supplement and the accompanying prospectus is only a summary and is intended to be a useful overview of the material provisions of the notes and the indenture, but is not intended to be comprehensive. Since this description of notes is only a summary, you should refer to the indenture for a complete description of our obligations and your rights thereunder. We have filed a copy of the indenture as an exhibit to the registration statement of which the accompanying prospectus is a part.

The notes are a series of "senior debt securities" as described in the accompanying prospectus. We will issue the notes under an indenture, dated as of November 5, 2009 (as such indenture has been and may be amended from time to time, the "indenture"), between us and The Bank of New York Mellon, as trustee. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by referencing the Trust Indenture Act of 1939, as amended.

We may, without notice to, or the consent of, the registered holders of the notes, issue an unlimited principal amount of additional notes having identical terms and conditions as the notes, other than, in each case, the issue date, issue price and, in some cases, the first interest payment date. We will only be permitted to issue such additional notes if, at the time of such issuance, we are in compliance with the covenants contained in the indenture. Any additional notes will be part of the same issue as the series of notes offered hereby and will vote on all matters with the holders of these notes, provided that if such additional notes are not fungible for U.S. federal income tax purposes with the notes offered hereby, such additional notes will be issued with a separate CUSIP number.

When we refer to "we," "us" or "our" in this section, we refer only to Amphenol Corporation, the issuer of the notes, and not to its subsidiaries. Unless otherwise defined in this section below, capitalized terms used in this "Description of the Notes" section are defined under "Description of the Senior Debt Securities—Definitions" in the accompanying prospectus.

General

The notes will be initially limited to $900,000,000 aggregate principal amount in this offering, however, we may issue additional notes at a later time that will be part of the same issue as the series of notes offered hereby as described above. The notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on February 15, 2030 (the "Maturity Date") unless earlier redeemed by us, and upon surrender will be repaid at 100% of the principal amount thereof. Principal of and premium, if any, and interest on the notes are payable in immediately available funds in U.S. dollars, or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

The notes will bear interest at the rate of 2.800% per annum, from September 10, 2019, or from the most recent interest payment date to which interest has been paid or provided for. Interest on the notes shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Interest on the notes will be payable semi-annually on each February 15 and August 15 (each such date is referred to as an "interest payment date"), beginning on February 15, 2020, until the principal amount has been paid or made available for payment, to holders of notes at the close of business on the February 1 or August 1, as the case may be, immediately preceding the applicable interest payment date (each such date is referred to as an "interest record date").

Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at our office or agency in Pittsburgh, Pennsylvania (which initially shall be the corporate trust office of the trustee, at BNY Mellon Corporate Trust 500 Ross Street, 12th Floor, Pittsburgh, PA 15262), except that, at our option, payment of interest may be made by check mailed to the registered holders of the notes at their registered addresses. No service charge will be made for any registration of transfer or exchange of notes, but we or the trustee may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with such transfer or exchange.

In any case where the date of payment of the principal of or premium, if any, or interest on the notes, including the date, if any, fixed for redemption or repurchase of the notes, shall not be a "business day" (as defined below), then payment of principal, premium or interest need not be made on that date at such place but may be made on the next succeeding business day, with the same force and effect as if made on the applicable payment date or the date fixed for redemption or repurchase, and no interest shall accrue for the period after that date. A "business day" shall mean a day that is not, in New York City, a Saturday, Sunday, a legal holiday or a day on which banking institutions are authorized or obligated by law to close.

Optional Redemption

Prior to the Par Call Date (as defined herein), the notes may be redeemed, in whole or in part, at our option at any time or from time to time, at a redemption price equal to the greater of:

  (1)
  100% of the principal amount of the notes to be redeemed; and

  (2)
  the sum of the present values of the Remaining Scheduled Payments (as defined below) of the notes being redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 25 basis points.

In the case of each of clauses (1) and (2) above, accrued and unpaid interest on the notes will be payable to, but not including, the date of redemption.

On or after the Par Call Date, we may redeem the notes in whole or in part, at our option, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the date of redemption.

For purposes of this "—Optional Redemption" section, the following terms have the following meanings:

"Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed (assuming that the notes matured on the Par Call Date) that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity.

"Comparable Treasury Price" means, with respect to any date of redemption, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if fewer than four such Reference Treasury Dealer Quotations are provided to us, the average of all such quotations.

"Independent Investment Banker" means the Reference Treasury Dealer appointed by us.

"Par Call Date" means November 15, 2029 (three months prior to the Maturity Date).

"Reference Treasury Dealer" means each of (i) Citigroup Global Markets Inc., J.P. Morgan Securities LLC and a primary U.S. Government securities dealer in New York City selected by MUFG

Securities Americas Inc. (each, a "Primary Treasury Dealer"), and their respective successors, provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealers selected by us.

"Remaining Scheduled Payments" means, with respect to each note to be redeemed, the remaining scheduled payments of the principal (or of the portion) thereof and interest thereon that would be due after the related date of redemption therefor but for such redemption (assuming that the notes matured on the Par Call Date); provided, however, that, if that date of redemption is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that date of redemption.

"Treasury Rate" means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity, computed as of the second Business Day immediately preceding that date of redemption, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

Notice of any redemption will be mailed at least 15 days but not more than 60 days before the date of redemption to each holder of notes to be redeemed. If less than all the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee deems fair and appropriate and as long as notes are in global book-entry form, the notes to be redeemed shall be selected as determined by DTC's applicable procedures. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions thereof called for redemption.

Except as described above, the notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

We may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the indenture.

The trustee shall not be responsible for performing or verifying any calculations required in connection with a redemption.

Ranking

The notes will be senior unsecured and unsubordinated indebtedness and will rank equally with all of our existing and future senior unsecured and unsubordinated indebtedness, including our 2.20% Senior Notes due 2020, the 2021 Notes (which we intend to repurchase with the net proceeds of this offering pursuant to the tender offers), the 2022 Notes (which we intend to repurchase with the net proceeds of this offering pursuant to the tender offers), the 3.20% Senior Notes due 2024, the 4.350% Senior Notes due 2029 and the indebtedness evidenced by our guarantee of the 2.000% Senior Notes due 2028 issued by our subsidiary, Amphenol Technologies Holding GmbH, and any borrowings under our revolving credit facility. However, the notes are structurally subordinated to the indebtedness of our subsidiaries and effectively subordinated to any future secured indebtedness to the extent of the value of the assets securing such indebtedness.

As of June 30, 2019, on an as adjusted basis after giving effect to this offering and the application of the net proceeds thereof, as more fully described in "Use of Proceeds" in this prospectus supplement and assuming the repurchase of all outstanding 2021 Notes and 2022 Notes in the tender offers:

  •
  we would have had approximately $4.0 billion of unsecured and unsubordinated indebtedness (including the notes, our 2.200% Senior Notes due 2020, our 3.200% Senior Notes due 2024, our

    4.350% Senior Notes due 2029 and our guarantee of the 2028 Notes issued by our subsidiary, Amphenol Technologies Holding GmbH);

  •
  we would have no secured indebtedness to which the notes would have been effectively subordinated; and

  •
  our subsidiaries (other than Amphenol Technologies Holding GmbH, the issuer of the 2028 Notes, which are guaranteed by us) would have had approximately $17.8 million of indebtedness to which the notes would have been effectively subordinated.

The notes will be structurally subordinated to any indebtedness of our subsidiaries. The 2028 Notes, which are guaranteed by us, constitute our general senior unsecured obligations and rank equally in right of payment with our existing and future unsecured and unsubordinated indebtedness, including the notes offered hereby. Our subsidiaries are separate and distinct legal entities, and none of our subsidiaries will guarantee the notes or otherwise have any obligations to make payments in respect of the notes. As a result, claims of holders of the notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries. In the event of any bankruptcy, liquidation, dissolution or similar proceeding involving one of our subsidiaries, any of our rights or the rights of the holders of the notes to participate in the assets of that subsidiary will be effectively subordinated to the claims of creditors of that subsidiary, and following payment by that subsidiary of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. In addition, certain of our subsidiaries are guarantors under our revolving credit facility. Accordingly, the notes will be structurally subordinated to such subsidiaries' obligations to guarantee our indebtedness under our revolving credit facility.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities and expenses incurred by the trustee in connection with its duties relating to the notes. The trustee's claims for these payments will generally be senior to those of holders of the notes in respect of all funds collected or held by the trustee.

Change of Control

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem all of the notes as described under "—Optional Redemption" above, each holder will have the right to require us to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of such holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of holders of record on the relevant interest record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control Repurchase Event, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will send, by first class mail, a notice to each holder, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer, stating:

  (i)
  that such Change of Control Repurchase Event has occurred or is pending and that such holder has the right to require us to repurchase such holder's notes at a purchase price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (subject to the right of holders of record on the relevant interest record date to receive interest due on the relevant interest payment date) (the "Change of Control Payment");

  (ii)
  if such notice is mailed prior to the date of consummation of the Change of Control, that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date;

  (iii)
  the date of repurchase (which shall be no earlier than 30 days nor later than 60 days from the date the Change of Control Offer is mailed) (the "Change of Control Payment Date"); and

  (iv)
  the procedures determined by us, consistent with the indenture, that a holder must follow in order to have its notes repurchased.

On the Change of Control Payment Date, we will, to the extent lawful:

  (a)
  accept for payment all notes or portions of notes (equal to $2,000 and integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

  (b)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

  (c)
  deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being repurchased by us and, to the extent applicable, an executed new note or notes evidencing any unpurchased portion of any note or notes surrendered for which the trustee shall be required to authenticate and deliver a new note or notes as provided below.

The trustee will promptly mail, or cause the paying agent to promptly mail, to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided that each such new note will be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the person in whose name a note is registered at the close of business on such interest record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

Except as described above with respect to a Change of Control Repurchase Event, the indenture does not contain provisions that permit the holders to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make the Change of Control Offer upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to the Change of Control Offer made by us and repurchases all notes validly tendered and not withdrawn under such offer.

We will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

Our ability to repurchase notes pursuant to the Change of Control Offer may be limited by a number of factors. Certain events that may constitute a change of control under our other senior indebtedness and indebtedness of our subsidiaries and cause a default under the agreements related to such indebtedness may not constitute a Change of Control Repurchase Event under the indenture. Our revolving credit facility provides that the occurrence of certain change of control events would constitute a default thereunder. Future indebtedness of ours and our subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control Repurchase Event or require such indebtedness to be repurchased upon a Change of Control Repurchase Event. Moreover, any exercise by the holders of our outstanding senior notes of their right to require us to repurchase their notes could cause a default under such indebtedness, even if a Change of Control Repurchase Event itself does not, due to the financial effect of such repurchases on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. See "Risk Factors—We may not be able to repurchase the notes upon a Change of Control Repurchase Event."

Even if sufficient funds were otherwise available, the terms of our future indebtedness may prohibit our prepayment of the notes before their scheduled maturity. Consequently, if we are not able to prepay our senior indebtedness and any such other indebtedness containing similar restrictions or obtain requisite consents, we will not be able to fulfill our repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control Repurchase Event, resulting in a default under the indenture. A default under the indenture will result in a cross-default under our other senior indebtedness, including under our revolving credit facility.

The Change of Control Repurchase Event provisions described above may deter certain mergers, tender offers and other takeover attempts involving us by increasing the capital required to effectuate such transactions. The definition of "Change of Control" below includes a disposition of all or substantially all of our property and assets and our subsidiaries taken as a whole to any person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a person. As a result, it may be unclear as to whether or not a Change of Control, and thus a Change of Control Repurchase Event, has occurred and whether or not a holder of notes may require us to make an offer to repurchase the notes as described above. The provisions under the indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control Repurchase Event may be waived or modified with the written consent of the holders of a majority in principal amount of the outstanding notes.

For purposes of this "—Change of Control" section, the following terms have the following meanings:

"Change of Control" means:

  (a)
  the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any "person" (as such term is used in Sections 13(d)(3) of the Exchange Act) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of our Voting Stock (or our successor by merger, consolidation or purchase of all or substantially all of our assets) (for the purposes of this clause, such person shall be deemed to beneficially own any of our Voting Stock held by a parent entity, if such person "beneficially owns" (as defined above), directly or indirectly, more than a majority of the voting power of the Voting Stock of such parent entity); or

  (b)
  we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or outstanding Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or

  (c)
  the first day on which a majority of the members of our board of directors are not Continuing Directors; or

  (d)
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of the subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than to us or one of our subsidiaries; or

  (e)
  the adoption by our stockholders of a plan or proposal for our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly owned subsidiary of a holding company and (b) immediately following that transaction, (1) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (2) no person or group is the beneficial owner, directly or indirectly, of more than a majority of the total voting power of the Voting Stock of the holding company.

"Change of Control Repurchase Event" means the occurrence of both a Change of Control and a Rating Decline with respect to such Change of Control. Notwithstanding anything in this "—Change of Control" section, no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

"Continuing Directors" means, as of any date of determination, any member of our board of directors who (a) was a member of our board of directors on the date of issuance of the notes or (b) was nominated for election or elected to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination or election.

"Investment Grade" means BBB– or higher by S&P and Baa3 or higher by Moody's, or the equivalent of such ratings by S&P or Moody's or, if either S&P or Moody's shall not make a rating on the notes publicly available, another Rating Agency.

"Moody's" means Moody's Investors Service Inc. and its successors.

"Rating Agency" means each of S&P and Moody's or, to the extent S&P or Moody's or both do not make a rating on the notes publicly available, a "nationally recognized statistical rating organization" (within the meaning of Section 3(a)(62) under the Exchange Act) or "organizations," as the case may be, selected by us (as certified by a resolution of our board of directors), which shall be substituted for S&P or Moody's, or both, as the case may be.

"Rating Decline" means, with respect to a Change of Control, the notes cease to be rated Investment Grade by each Rating Agency on any date during the period ("Trigger Period") from the date of the public notice of an arrangement that could result in such Change of Control until 60 days following the consummation of such Change of Control (which Trigger Period will be extended for so long as the rating on the notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies).

"S&P" means S&P Global Ratings, a division of S&P Global Inc., and its successors.

"Voting Stock" of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors, managers or trustees, as applicable, of such person.

Reporting

As set forth in the indenture, we will be required, so long as any of the notes are outstanding, to file with the trustee (electronically or in hard copy), within 15 days after we file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that we may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports pursuant to either of such Sections, then we will file with the trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports that may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. We will be deemed to have furnished such information, documents and reports to holders if we have filed such information, documents and reports with the SEC using the EDGAR filing system and such information, documents and reports are publicly available via EDGAR.

Additional Information

See "Description of the Senior Debt Securities" in the accompanying prospectus for additional important information about the notes, including general information about the indenture, amendments and waivers to the indenture and the notes, permissible transfer and exchange of the notes, defeasance, the governing law of the indenture and the notes, the trustee, book-entry delivery and settlement of the notes, as well as a description of additional restrictions and covenants contained in the indenture, and a description of the events of default under the indenture.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the "IRS"), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the notes.

This discussion is limited to holders who hold the notes as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their original "issue price" within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes is sold to the public for cash). It is anticipated, and this discussion assumes, that the notes will be issued with no more than a de minimis amount of original issue discount for U.S. federal income tax purposes. In certain circumstances (see "Description of the Notes—Optional Redemption" and "Description of the Notes—Change of Control"), we may be obligated to pay amounts in excess of stated interest or principal on the notes. We intend to take the position that the possibility of such payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Such position is not binding on the IRS. Prospective investors should consult their tax advisors regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

This discussion does not address all U.S. federal income tax consequences relevant to a holder's particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

  •
  U.S. expatriates and former citizens or long-term residents of the United States;

  •
  persons subject to the alternative minimum tax;

  •
  persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement;

  •
  U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

  •
  banks, insurance companies, and other financial institutions;

  •
  real estate investment trusts or regulated investment companies;

  •
  brokers, dealers or traders in securities;

  •
  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

  •
  tax-exempt organizations or governmental organizations; and

  •
  persons whose 2021 Notes or 2022 Notes are purchased by the Company in a tender offer occurring substantially concurrently with this offering.

If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

 Tax Considerations Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a "U.S. Holder" is a beneficial owner of a note that, for U.S. federal income tax purposes, is or is treated as:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Payments of Interest

Interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder's method of tax accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of such gain or loss will generally equal the difference between the amount received for the note in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will be equal to the amount the U.S. Holder paid for the note. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of sale or other taxable disposition.

Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives payments on a note or receives proceeds from the sale or other taxable disposition of a note (including a redemption or retirement of a note). Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will generally be subject to backup withholding if such holder is not otherwise exempt and the holder:

  •
  fails to furnish the holder's taxpayer identification number, which for an individual is ordinarily his or her social security number;

  •
  furnishes an incorrect taxpayer identification number;

  •
  is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

  •
  fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a "Non-U.S. Holder" is a beneficial owner of a note that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Payments of Interest

Subject to the discussions below on backup withholding and FATCA withholding, interest paid on a note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax or withholding tax, provided that:

  •
  the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

  •
  the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

  •
  either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury, on IRS Form W-8BEN or W-8BEN-E, as applicable, that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury, on IRS Form W-8BEN or W-8BEN-E, as applicable, that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its note directly through a "qualified intermediary" (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, interest paid on a note to such Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax. However, such Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and may be required to be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a note (such amount excludes any amount allocable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in "—Payments of Interest") unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

  •
  the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain realized by a Non-U.S. Holder described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain realized by a Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) and may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of interest generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder certifies its non-U.S. status as described above under "—Payments of Interest." However, information returns are required to be filed with the IRS in connection with any interest paid to Non-U.S. Holders, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of a note (including a retirement or redemption of the note) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of a note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker (other than a U.S.-related broker mentioned above) generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or "FATCA") on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, a note paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of interest on a note. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE POTENTIAL APPLICATION OF WITHHOLDING UNDER FATCA TO THEIR INVESTMENT IN THE NOTES.

 CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the notes by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and (iii) entities whose underlying assets are considered to include plan assets, of any such plans, accounts or arrangements described in clauses (i) and (ii) (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as a "Plan").

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (each, a "Covered Plan") and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Covered Plan or over the management or disposition of a Covered Plan's assets, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

In considering an investment in the notes with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or Similar Laws relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Each Covered Plan, including individual retirement accounts ("IRAs"), should consider the fact that none of our company, any underwriter nor any of their respective affiliates (collectively, the "Transaction Parties") is acting, or will act, as a fiduciary to any Covered Plan with respect to the decision to purchase or hold the notes. The Transaction Parties are not undertaking to provide impartial investment advice or advice based on any particular investment need, or to give advice in a fiduciary capacity, with respect to the decision to purchase or hold the notes. All communications, correspondence and materials from the Transaction Parties with respect to the notes are intended to be general in nature and are not directed at any specific purchaser of the notes, and do not constitute advice regarding the advisability of investment in the notes for any specific purchaser. The decision to purchase and hold the notes must be made solely by each prospective Covered Plan purchaser on an arm's-length basis.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. Those sections further prohibit a fiduciary from engaging in transactions in which a conflict of interest is deemed present. A party in interest or disqualified person (including a fiduciary) who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of a Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code. The acquisition and/or holding of the notes by a Covered Plan with respect to which we or the underwriters or any of their respective affiliates may be considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under

Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, purchase or holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition to the foregoing, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide exemptions for certain transactions between a Covered Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises any discretionary authority or control or renders any investment advice with respect to the Covered Plan assets involved in the transaction) solely by reason of providing services to the Covered Plan or by relationship to a service provider, provided that the Covered Plan has paid no more and received no less than adequate consideration in connection with the transaction. These exemptions do not, however, provide relief from the self-dealing prohibited transactions under ERISA and the Code. It should also be noted that even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts involving the notes that might be construed as prohibited transactions.

Some employee benefit plans, including governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), and non-U.S. Plans (as defined in Section 4(b)(4) of ERISA), may not be subject the requirements of Title I of ERISA or to Section 4975 of the Code. However, investment by such plans may be subject to the similar provisions of applicable Similar Laws.

Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under ERISA and/or the Code or a violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive nor should it be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes (and holding or disposing of the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase, holding and disposition of the notes.

Purchasers of the notes have the exclusive responsibility for ensuring that their purchase, holding and disposition of the notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. We make no representation as to whether an investment in the notes is appropriate for any Plan in general or whether such investment is appropriate for any particular Plan or arrangement.

Representation

Accordingly, by acceptance of and/or holding a note or any interest in a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) such purchaser or subsequent transferee is not acquiring or holding the notes for or on behalf of, and no portion of the assets used by such purchaser or transferee to acquire or hold the notes or any interest therein constitutes assets of, any Plan or (ii) (a) the acquisition, holding and subsequent disposition of the notes by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violation under any applicable Similar Laws and (b) none of the Transaction Parties or any other party to the transactions contemplated by this prospectus supplement or any of their respective affiliates is acting, or will act, as a fiduciary to any Plan with respect to the decision to purchase or hold the notes or is undertaking to provide impartial investment advice or give advice in a fiduciary capacity with respect to the decision to purchase or hold the notes.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the notes. Citigroup Global Markets Inc., J.P. Morgan Securities LLC and MUFG Securities Americas Inc. are acting as representatives of the several underwriters. Subject to the terms and conditions in the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriters	Principal Amount of Notes
Citigroup Global Markets Inc.	$180,000,000
J.P. Morgan Securities LLC	180,000,000
MUFG Securities Americas Inc.	180,000,000
Commerz Markets LLC	58,500,000
HSBC Securities (USA) Inc.	58,500,000
Mizuho Securities USA LLC	58,500,000
TD Securities (USA) LLC	58,500,000
Barclays Capital Inc.	18,000,000
BofA Securities, Inc.	18,000,000
BNP Paribas Securities Corp.	18,000,000
The Williams Capital Group, L.P.	36,000,000
U.S. Bancorp Investments, Inc.	18,000,000
Wells Fargo Securities, LLC	18,000,000

Total	$900,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected securities dealers at the public offering price minus a concession of up to 0.300% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may re-allow, a concession of up to 0.200% of the principal amount per note to certain other brokers or dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

In the underwriting agreement, we have agreed that:

  •
  We will pay our expenses related to the offering, which we estimate will be $2.0 million, excluding the underwriting discount.

  •
  We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering of the notes (expressed as a percentage of the principal amount of the notes):

Paid by the Company
Per note	0.650%
Total	$5,850,000

The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time without notice in their sole discretion. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with this offering of the notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Certain of the underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates for which they received, or will receive, customary fees and expenses. Citigroup Global Markets Inc. and J.P. Morgan Securities LLC will act as dealer managers for the tender offers. The underwriters and their affiliates may hold our outstanding securities, including the 2021 Notes, the 2022 Notes and our commercial paper notes, and, consequently, may receive a portion of the proceeds from this offering. See "Use of Proceeds."

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Offering Restrictions

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation (as defined below). This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the European Economic Area (each, a "Member State") will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. In this prospectus supplement, "Prospectus Regulation" means Regulation (EU) 2017/1129.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes, a "retail investor" means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and the expression "offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the "PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is for distribution only to persons in the United Kingdom who are "qualified investors" (as defined in the Prospectus Regulation) who are (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order"), (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This document is directed in the United Kingdom only at relevant persons and must not be acted on or relied on by persons in the United Kingdom who are not relevant persons. Any investment or investment activity to which this document relates is available in the United Kingdom only to relevant persons and will be engaged in only with relevant persons in the United Kingdom.

The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of FSMA.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus supplement have not been reviewed by any regulatory authority in Hong Kong. The notes may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (2) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948), as amended (the "FIEA"). The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore (the "MAS"). Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed for or purchased under Section 275 of the SFA by a relevant person, which is (a) a corporation (which is not an Accredited Investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor or (b) a trust (where the trustee is not an Accredited Investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are "prescribed capital markets products" (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04 N12: Notice on the Sale of Investment Products and MAS Notice FAA N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Australia

In addition, the underwriters have not and do not intend to:

  (1)   make or invite, an offer for issue or sale in Australia of any notes (including an offer or invitation which is received by a person in Australia); or

  (2)   distribute or publish this prospectus supplement or any other offering material (whether in draft or final form) or advertisement relating to this offering in Australia, unless in either case (1) or (2):

      (i)  the minimum aggregate consideration payable by each offeree or invitee is at least A$500,000 (or the equivalent in another currency, in either case disregarding moneys lent by the offeror or its associates, as defined in the Corporations Act) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or Chapter 7.9 of the Corporations Act;

     (ii)  the offer or invitation is not to a "retail client" for the purposes of Section 761G and 761GA of the Corporations Act; and

    (iii)  such action complies with all applicable laws, regulations and directives in relation to the offer, invitation or distribution and does not require any document to be lodged with, or registered by, ASIC.

Notes issued pursuant to this prospectus supplement must not be offered for sale (or transferred, assigned or otherwise alienated) to any person located in, or a resident of, Australia for at least 12 months after their issue, except in circumstances where the person is a person to whom a disclosure document or product disclosure statement is not required to be given under Chapter 6D or Chapter 7.9 of the Corporations Act.

Notice to Prospective Investors in Korea

The notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the notes, the notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a "Korean QIB") registered with the Korea Financial Investment Association (the "KOFIA") as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 per cent. of the aggregate issue amount of the notes, (c) the notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, subscription agreement, and the offering circular and (e) the Company and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China ("Taiwan"), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes issued in exchange therefor. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in the United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Settlement

The notes will be ready for delivery in book-entry form only through the facilities of DTC for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about September 10, 2019, which is the fourth business day following the date of pricing of the notes (such settlement cycle being referred to as "T+4"). You should be advised that trading of the notes may be affected by the T+4 settlement. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the date that is two business days preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their own advisor.

 LEGAL MATTERS

The validity of the notes will be passed upon for us by Latham & Watkins LLP, New York, New York and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of Amphenol Corporation's internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

AMPHENOL CORPORATION

Senior Debt Securities

We may offer from time to time, in one or more offerings, senior debt securities. This prospectus describes the general terms of these senior debt securities and the general manner in which we will offer them. We will provide a supplement to accompany this prospectus each time we offer any of these senior debt securities. The accompanying prospectus supplement will contain the terms of each series of senior debt securities, describe the specific manner in which we will offer such senior debt securities, and may also supplement, update or amend information contained in this prospectus. This prospectus may not be used to offer or sell any senior debt securities unless accompanied by a prospectus supplement. You should read this prospectus and the accompanying prospectus supplement, together with additional information described under the heading "Where You Can Find More Information" and "Incorporation of Certain Information by Reference," before you invest.

We may offer and sell these senior debt securities, on a continuous or delayed basis, to or through one or more underwriters, dealers or agents, or directly to purchasers.

Investing in our senior debt securities involves risks. See "Risk Factors" on page 5 of this prospectus, the risk factors included in our periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, each of which is incorporated by reference herein, and any risk factors described in the accompanying prospectus supplement, for a discussion of certain risks you should consider carefully before investing in our senior debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 17, 2017

This prospectus, the available prospectus supplement and any free writing prospectus we authorize contains and incorporates by reference information that you should consider when making your investment decision. We have not authorized anyone to provide you with different information. If you receive any different or inconsistent information, you should not rely on it.

You should assume that the information contained in this prospectus, the accompanying prospectus supplement, any free writing prospectus and the documents incorporated by reference herein and therein, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not making an offer to sell these senior debt securities in any jurisdiction where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS	1
FORWARD-LOOKING STATEMENTS	2
WHERE YOU CAN FIND MORE INFORMATION	3
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	4
RISK FACTORS	5
OUR COMPANY	6
USE OF PROCEEDS	7
DESCRIPTION OF THE SENIOR DEBT SECURITIES	9
BOOK-ENTRY DELIVERY AND SETTLEMENT	19
PLAN OF DISTRIBUTION	23
LEGAL MATTERS	25
EXPERTS	26

i

 ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), using a "shelf" registration, or continuous offering, process. Under this shelf registration process, we may, at any time and from time to time, issue and sell, in one or more offerings, the senior debt securities described in this prospectus.

This prospectus provides you with a general description of the senior debt securities we may offer. Each time we sell senior debt securities, we will provide a prospectus supplement that accompanies this prospectus that will provide specific information about the terms of that offering and the offered senior debt securities, including the specific amounts and prices of the senior debt securities offered. The accompanying prospectus supplement may include or incorporate by reference a detailed and current discussion of any risk factors and will discuss any special considerations applicable to those securities, including the plan of distribution. The accompanying prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information". Any information in the accompanying prospectus supplement that is inconsistent with this prospectus will modify or supersede the information in this prospectus.

The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

Before making your investment decision, you should read and carefully consider this prospectus, the accompanying prospectus supplement, and the related exhibits filed with the SEC, together with the additional information in the documents referred to in the sections entitled "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will modify or supersede the information in this prospectus.

Unless otherwise stated, or the context otherwise requires, references in this prospectus to "we," "us," "our," "Amphenol" and "the Company" are to Amphenol Corporation and, as applicable, its consolidated subsidiaries.

 FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, the accompanying prospectus supplement and the documents incorporated by reference herein and therein, that are not purely historical information, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, that address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These forward-looking statements are often, but not always, made through the use of words or phrases such as "believe," "expect," "project," "plan," "intend," "anticipate," "estimate," "predict," "potential," "continue," "may," "should," "will," "would," "will be," "will continue," "will likely result," or the negative of these terms or similar expressions. These forward-looking statements include, but are not limited to, estimates, projections and information concerning our possible or assumed future business plans and strategies, results of operations, competitive position, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations.

These forward-looking statements are based on our expectations, assumptions, estimates and projections about our business and the industry in which we operate as of the respective dates on which such forward-looking statements are made, and are not guarantees of our future performance. These forward-looking statements are subject to a number of risks and uncertainties that cannot be predicted, quantified or controlled and that could cause actual results to differ materially from those set forth in, contemplated by, or underlying, the forward-looking statements. A discussion of some of the risks and uncertainties that could cause actual results and events to differ materially from these forward-looking statements is included in the section entitled "Part I, Item 1A. Risk Factors" in our Annual Report on Form 10-K, incorporated by reference herein. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to cause actual results to differ materially from those contained in any forward-looking statements we may make and affect our operating and financial performance. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Except as required by law, we do not undertake any obligation to update or publicly release any revisions to any forward-looking statement made by us or on our behalf to reflect new information, future events or changes in expectations after the date on which such forward-looking statement is made.

 WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act. This prospectus is part of the registration statement, but the registration statement also contains or incorporates by reference additional information and exhibits. We are subject to the informational requirements of the Exchange Act and, in accordance with these requirements, we file reports and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of shares, any material interests of such persons in transactions with us and other matters. Our filed reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports and other information regarding registrants like us that file electronically with the SEC. The address of the SEC's website is: http://www.sec.gov.

You can also obtain our Annual Reports, statements regarding our quarterly results, statements regarding any quarterly dividend payments, and other information about the Company at our website: http://www.amphenol.com. Our website and the information contained on our website are not part of this prospectus.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" into this prospectus the information that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and, where applicable, modify or supersede the information in this prospectus and the documents listed below. We hereby "incorporate by reference" the following documents that have been or will be filed with the SEC:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

  •
  Our Current Report on Form 8-K filed on January 25, 2017 (Item 8.01 only);

  •
  Our Definitive Proxy Statement on Schedule 14A on April 20, 2016; and

  •
  all of our future filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the offerings contemplated by this prospectus are completed or terminated.

We are not, however, incorporating any documents or information that are deemed to have been furnished rather than filed in accordance with SEC rules.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and number:

    Investor Relations
    Amphenol Corporation
    358 Hall Avenue
    Wallingford, Connecticut 06492
    Telephone No: (203) 265-8900

 RISK FACTORS

Investing in our senior debt securities involves risks. In considering whether to purchase any senior debt securities, you should carefully consider the specific risks discussed under "Risk Factors" in the accompanying prospectus supplement. In addition to the information contained in this prospectus and the accompanying prospectus supplement, you should also carefully consider the information we have included or incorporated by reference in this prospectus and the accompanying prospectus supplement. In particular, you should carefully consider the risks described under the heading "Part I, Item 1A. Risk Factors" contained in our Annual Report on Form 10-K incorporated by reference herein.

 OUR COMPANY

We are one of the world's largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable. Certain predecessor businesses of the Company were founded in 1932 and the Company was incorporated under the laws of the State of Delaware in 1987. The primary end markets for our products are:

  •
  information technology and communication devices and systems for the converging technologies of voice, video and data communications;

  •
  a broad range of industrial applications and traditional and hybrid-electric automotive applications; and

  •
  commercial aerospace and military applications.

Our strategy is to provide our customers with comprehensive design capabilities, a broad selection of products and a high level of service on a worldwide basis while maintaining continuing programs of productivity improvement and cost control.

Our principal executive offices are located at 358 Hall Avenue, Wallingford, Connecticut 06492, and our main telephone number is (203) 265-8900. Our website is located at http://www.amphenol.com.

 USE OF PROCEEDS

Unless we state otherwise in the accompanying prospectus supplement, we intend to use the net proceeds from the sale of the senior debt securities that may be offered hereby for general corporate purposes. General corporate purposes may include repayment or redemption of existing indebtedness, common stock repurchases under the Company's stock repurchase program and future acquisitions and strategic investment opportunities. The prospectus supplement relating to any specific offering of senior debt securities will contain a more detailed description of the use of proceeds of such offering.

 RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges for the periods shown. For purposes of determining the ratio of earnings to fixed charges for all periods presented, earnings consist of income before income taxes plus fixed charges, less net income attributable to noncontrolling interests in less than wholly-owned subsidiaries. Fixed charges for all periods presented consist of interest expense including amortization of deferred debt issuance costs and approximately one third of rental expenses on operating leases, representing that portion of rent expense which management believes is representative of the interest component of rent expense.

For the fiscal years ended December 31,
2016	2015	2014	2013	2012
13.7	13.8	11.4	12.2	12.1

 DESCRIPTION OF THE SENIOR DEBT SECURITIES

General

The following is a summary of the general terms of the senior debt securities we may issue under an indenture (the "indenture"), between us and The Bank of New York Mellon, as trustee. The terms of the senior debt securities include those expressly set forth in the indenture and those made part of the indenture by referencing the Trust Indenture Act of 1939. The particular terms of the senior debt securities of any series and the extent, if any, to which such general terms may apply to the senior debt securities of such series will be described in the prospectus supplement applicable to the senior debt securities of such series. If there is any inconsistency between the information in this prospectus and the prospectus supplement applicable to the senior debt securities of such series, you should rely on the information in such accompanying prospectus supplement. This description of senior debt securities provides an overview of the material provisions of the senior debt securities and, to the extent applicable to the senior debt securities, the indenture. Since this description of senior debt securities is a summary, you should refer to the indenture for a complete description of our obligations and the rights of a holder of senior debt securities thereunder. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus is a part.

When we refer to "we," "us" or "our" in this section, we refer only to Amphenol Corporation, the issuer of the senior debt securities, and not to its subsidiaries. Unless otherwise defined in this prospectus, capitalized terms used in this "Description of the Senior Debt Securities" section are defined under "—Definitions" below.

The senior debt securities will be our direct senior unsecured and unsubordinated indebtedness and will rank equally with all of our existing and future senior unsecured and unsubordinated indebtedness. However, the senior debt securities are structurally subordinated to the indebtedness of our subsidiaries and effectively subordinated to any secured debt to the extent of the value of the assets securing such indebtedness.

There is no requirement under the indenture that future issuances of our senior debt securities be issued under the indenture, and in connection with future issuances of other senior debt securities, we will be free to use other indentures or instruments, which may contain provisions different from those contained in the indenture or applicable to one or more series of senior debt securities issued thereunder.

The indenture does not limit the aggregate principal amount of senior debt securities that may be issued thereunder. The indenture provides that the senior debt securities may be issued in one or more series. The senior debt securities may be issued at various times and may have differing maturity dates and may bear different interest rates. The prospectus supplement applicable to the senior debt securities of any series will describe:

  •
  the designation and aggregate principal amount of the senior debt securities of such series and their authorized denominations (if other than $2,000 and integral multiples thereof);

  •
  the date or dates on which the senior debt securities of such series will mature;

  •
  the interest rate or rates, or method of calculation of such rate or rates, on the senior debt securities of such series, and the date from which such interest shall accrue;

  •
  the dates on which such interest will be payable or the method by which such dates are to be determined;

  •
  the record dates for payment of such interest;

  •
  any obligation to redeem or repurchase the senior debt securities of such series, whether pursuant to a sinking fund or analogous provision or at our option or the option of the holder thereof;

  •
  the period or periods within which, the price or prices at which, and the terms and conditions upon which, the senior debt securities of such series may be redeemed or repurchased, in whole or in part;

  •
  the inapplicability of any event of default or covenant set forth in the indenture relating to the senior debt securities, or the applicability of any other events of default or covenant in addition to the events of default or covenants set forth in the indenture relating to the senior debt securities; or

  •
  other specific terms applicable to the senior debt securities of such series.

Principal of and premium, if any, and interest on the senior debt securities will be payable, and the senior debt securities may be exchanged or transferred, at our office or agency in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the trustee, at 101 Barclay Street, 8th Floor West, New York, New York 10286), except that, at our option, payment of interest may be made by check mailed to the registered holders of the senior debt securities at their registered addresses. No service charge will be made for any registration of transfer or exchange of senior debt securities, but we or the trustee may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with such transfer or exchange.

Unless otherwise indicated in the prospectus supplement applicable to the senior debt securities of any series, in any case where the date of payment of the principal of or premium, if any, or interest on the senior debt securities of any series, including the date, if any, fixed for redemption or repurchase of the senior debt securities of such series, shall not be a "business day" (as defined below), then payment of principal, premium or interest need not be made on that date at such place but may be made on the next succeeding business day. In the case of senior debt securities that bear interest at a fixed rate, the payment of principal, premium or interest made on such next succeeding business day will be made with the same force and effect as if made on the applicable payment date or the date fixed for redemption or repurchase, and no interest shall accrue for the period after that date. In the case of senior debt securities that bear interest at a floating rate, interest shall accrue to but excluding the date interest is paid. A "business day" shall mean a day that is not, in New York City, a Saturday, Sunday, a legal holiday or a day on which banking institutions are authorized or obligated by law to close.

Ranking

The senior debt securities will be senior unsecured and unsubordinated indebtedness and will rank equally with all of our existing and future senior unsecured and unsubordinated indebtedness. However, the senior debt securities will be structurally subordinated to the indebtedness of our subsidiaries and effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness.

Trustee

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities, expenses and certain taxes incurred by the trustee in connection with its duties relating to the senior debt securities. The trustee's claims for these payments will generally be senior to those of holders of senior debt securities in respect of all funds collected or held by the trustee.

Covenants

Unless otherwise indicated in the prospectus supplement applicable to the senior debt securities of any series and except as discussed below, we are not restricted by the indenture from:

  •
  incurring any type of indebtedness or other obligation;

  •
  paying dividends or making distributions on our capital stock; or

  •
  purchasing or redeeming our capital stock.

We are not required under the indenture to maintain any financial ratios or specified levels of net worth or liquidity.

The indenture contains various covenants, including, among others, the following:

Limitation on Liens

So long as the senior debt securities of any series are outstanding under the indenture, neither we nor any Restricted Subsidiary will, directly or indirectly, issue, incur, create, assume or guarantee any indebtedness secured by a mortgage, security interest, pledge, lien, charge or other encumbrance upon any Principal Property or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares or indebtedness are now existing or owned or hereafter created or acquired), unless prior to or at the same time the senior debt securities of such series are equally and ratably secured with or, at our option, prior to such secured indebtedness. Mortgages, security interests, pledges, liens, charges and other encumbrances are collectively referred to in this prospectus as "mortgages."

This restriction does not apply to:

  (1)
  mortgages on property, shares of stock or indebtedness or other assets of any entity existing at the time such entity becomes a Restricted Subsidiary, provided that such mortgage was not incurred in anticipation of such entity becoming a Restricted Subsidiary;

  (2)
  mortgages on property, shares of stock or indebtedness existing at the time of acquisition by us or any Restricted Subsidiary (which may include property previously leased by us and leasehold interests on the property, provided that the lease terminates prior to or upon the acquisition), provided that such mortgage was not incurred in anticipation of such acquisition;

  (3)
  mortgages on property, shares of stock or indebtedness to secure any indebtedness incurred prior to, at the time of, or within 270 days after, the latest of the acquisition of such property, shares of stock or indebtedness, or in the case of real property, the completion of construction, the completion of improvements or the beginning of substantial commercial operation of such real property for the purpose of financing all or any part of the purchase price of such real property, the construction thereof or the making of improvements thereto;

  (4)
  mortgages in favor of us or another Restricted Subsidiary;

  (5)
  mortgages existing at the time of the closing of the offering of the senior debt securities of such series;

  (6)
  mortgages on property or other assets of any entity existing at the time such entity is merged into or consolidated with either us or any Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of such entity as an entirety or substantially as an entirety to either us or any Restricted Subsidiary, provided that this mortgage was not incurred in anticipation of the merger or consolidation or sale, lease or other disposition;

  (7)
  mortgages in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia) to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject to such mortgages;

  (8)
  mortgages created in connection with a project financed with, and created to secure, a Nonrecourse Obligation;

  (9)
  mortgages securing all of the senior debt securities of such series outstanding under the indenture;

  (10)
  mortgages on accounts receivable securing our indebtedness; or

  (11)
  extensions, renewals or replacements of any mortgage referred to in clauses (1) through (10) above without increase of the principal of the indebtedness secured by the mortgage;

provided, however, that any mortgages permitted by any of the clauses above shall not extend to or cover any property of ours or that of any Restricted Subsidiary, as the case may be, other than the property specified in these clauses and improvements to this property.

We and any Restricted Subsidiary are permitted to issue, incur, create, assume or guarantee indebtedness secured by a mortgage that would otherwise not be permitted without equally and ratably securing the senior debt securities of such series then outstanding under the indenture, if, after giving effect thereto and any concurrent retirement of indebtedness, the aggregate amount of all indebtedness secured by mortgages (not including mortgages permitted under clauses (1) through (11) above) does not at such time exceed 15% of Consolidated Net Tangible Assets.

Limitation on Sale/Leaseback Transactions

So long as the senior debt securities of any series are outstanding under the indenture, neither we nor any Restricted Subsidiary will enter into any "sale/leaseback transaction" (as defined below) with respect to any Principal Property, whether now owned or hereafter acquired by us or any Restricted Subsidiary, unless:

  (a)
  we or such Restricted Subsidiary would, at the time of entering into such arrangement, be able to incur indebtedness secured by a mortgage on the Principal Property involved in the transaction at least equal in amount to the Attributable Debt with respect to such sale/leaseback transaction, without equally and ratably securing the senior debt securities of such series under the covenant described in "—Limitation on Liens" above; or

  (b)
  the net proceeds of the sale of the Principal Property to be leased are at least equal to such Principal Property's fair market value, as determined by our board of directors, and the proceeds are applied within 180 days of the effective date of the sale/leaseback transaction to the purchase, construction, development or acquisition of assets that are Principal Property or to the repayment of senior indebtedness of us or any Restricted Subsidiary.

This restriction does not apply to sale/leaseback transactions:

  •
  entered into prior to the time of the closing of the offering of the senior debt securities of such series;

  •
  between us and any Restricted Subsidiary or between Restricted Subsidiaries;

  •
  under which the rent payable pursuant to such lease is to be reimbursed under a contract with the U.S. Government or any instrumentality or agency thereof;

  •
  involving leases for a period of no longer than three years; or

  •
  in which the lease for the property or asset is entered into within 270 days after the date of acquisition, completion of construction or commencement of full operations of such property or asset, whichever is latest.

A "sale/leaseback transaction" means an arrangement relating to property now owned or hereafter acquired whereby either we transfer, or any Restricted Subsidiary transfers, such property to a person and either we or any Restricted Subsidiary leases it back from such person.

Notwithstanding the restrictions outlined in the preceding paragraphs, we and any Restricted Subsidiary will be permitted to enter into sale/leaseback transactions that would otherwise be subject to such restrictions, without complying with the requirements of clauses (a) and (b) above, if, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to sale/leaseback transactions existing at such time that could not have been entered into except for the provisions described in this paragraph, together with the aggregate amount of all outstanding indebtedness secured by mortgages permitted by any of clauses (1) through (11) under "—Limitation on Liens" above, does not exceed 15% of Consolidated Net Tangible Assets.

Merger, Consolidation or Sale of Assets

We may, without the consent of the holders of any outstanding series of senior debt securities, consolidate with, sell, lease, convey or otherwise transfer all or substantially all of our assets to, or merge with or into, any other person or entity, provided that:

  (i)
  we shall be the continuing entity, or the successor entity formed from the consolidation or merger or the entity that received the transfer of the assets is organized and validly existing as a corporation under the laws of any state of the United States of America, or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest on the senior debt securities and the performance or observance of every covenant in the indenture;

  (ii)
  immediately after giving effect to the transaction, no default shall have occurred and be continuing; and

  (iii)
  an officers' certificate and legal opinion are delivered to the trustee, each stating that the consolidation, merger, conveyance or transfer complies with the clauses (i) and (ii) above.

The successor person or entity will succeed to us, and be substituted for us, and may exercise all of our rights and powers under the indenture, but in the case of a lease of all or substantially all of our assets we will not be released from the obligation to pay the principal of and premium, if any, and interest on the senior debt securities.

Definitions

For purposes of this "Description of the Senior Debt Securities" section, the following terms have the following meanings:

"Attributable Debt" means, when used in connection with a sale/leaseback transaction, on any date as of which the amount of Attributable Debt is to be determined, the product of (a) the net proceeds from the sale/leaseback transaction multiplied by (b) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in the sale/leaseback transaction (without regard to any options to renew or extend such term) remaining on the date of the making of the computation, and the denominator of which is the number of full years of the term of the lease measured from the first day of the term.

"Consolidated Net Tangible Assets" means the aggregate amount of assets included on our consolidated balance sheet as of the most recent fiscal quarter end for which such consolidated balance sheet is available, minus (a) all current liabilities, except for current maturities of long-term debt and current maturities of obligations under capital leases, and (b) total goodwill and other intangible assets, all as set forth on the most recent consolidated balance sheet of us and our consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

"default" means any event that is, or after notice or passage of time or both would be, an event of default under the indenture.

"indebtedness" means, with respect to any person, obligations (other than Nonrecourse Obligations) of such person for borrowed money or evidenced by bonds, debentures, notes or similar instruments.

"Nonrecourse Obligation" means indebtedness or other obligations substantially related to (a) the acquisition of assets not previously owned by us or any Restricted Subsidiary or (b) the financing of a project involving the development or expansion of our properties or those of any Restricted Subsidiary, as to which the obligee with respect to such indebtedness or obligation has no recourse to us or any Restricted Subsidiary or any of our assets or those of any Restricted Subsidiary other than the assets that were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

"person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

"Principal Property" means the land, land improvements, buildings (to the extent they constitute real property interests and including any leasehold interest therein) and fixtures (including, for the avoidance of doubt, all machinery and equipment) constituting the principal corporate office, any manufacturing plant or any manufacturing facility (whether now owned or hereafter acquired) that:

  (a)
  is owned by us or any of our subsidiaries;

  (b)
  is located within any of the present 50 states of the United States of America (or the District of Columbia); and

  (c)
  has not been determined in good faith by our board of directors not to be materially important to the total business conducted by us and our subsidiaries taken as a whole.

"Restricted Subsidiary" means any of our direct or indirect subsidiaries that owns any Principal Property; provided, however, that the term "Restricted Subsidiary" does not include:

  (a)
  any such subsidiary that is principally engaged in leasing or in financing receivables or that is principally engaged in financing outside the United States of America our operations or those of our subsidiaries; or

  (b)
  any such subsidiary less than 80% of the Voting Stock of which is owned, directly or indirectly, by us, by one or more of our other subsidiaries or by us and one or more of our other subsidiaries if the common stock of such subsidiary is traded on any national securities exchange or in the over-the-counter market.

"Voting Stock" of a person means all classes of any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any senior debt securities convertible into such equity, to the extent then outstanding and normally entitled to vote in the election of such person's directors, managers or trustees, as applicable.

Defaults

Unless otherwise indicated in the prospectus supplement applicable to the senior debt securities of any series, each of the following is an "event of default" with respect to the senior debt securities of such series under the indenture:

  (1)
  a default in the payment of any interest on any debt security of such series when due, which default continues for 30 days or more;

  (2)
  a default in the payment of principal of or premium, if any, on any debt security of such series when due at its stated maturity date, upon optional redemption or required repurchase, upon declaration of acceleration or otherwise;

  (3)
  a failure by us to comply with our other agreements contained in the indenture (other than any such agreement that is solely for the benefit of debt securities other than such series) continuing for 90 days after written notice has been given as provided in the indenture;

  (4)
  (a) a failure to make any payment at maturity, including any applicable grace period, on any of our indebtedness in an amount in excess of $50,000,000 or (b) a default on any of our indebtedness, which default results in the acceleration of indebtedness in an amount in excess of $50,000,000; or

  (5)
  the occurrence of various events of bankruptcy, insolvency or reorganization involving us as provided in the indenture.

The foregoing constitute events of default whatever the reason for any such event of default and whether it is voluntary or involuntary or is effected by operation of any law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

If an event of default with respect to the senior debt securities of any series, other than an event of default described in clause (5) above, occurs and is continuing, then the trustee or the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of such series by notice to us may declare the principal of and accrued but unpaid interest on all the senior debt securities of such series to be due and payable. Upon this declaration, principal of and interest on the senior debt securities of such series will be immediately due and payable. If an event of default described in clause (5) above occurs and is continuing, the principal of and accrued but unpaid interest on all the senior debt securities of such series will become immediately due and payable without any declaration or other act on the part of the trustee or any holders. Under some circumstances, the holders of a majority in aggregate principal amount of the outstanding senior debt securities of such series may rescind any acceleration with respect to the senior debt securities of such series and its consequences.

If an event of default occurs and is continuing, the trustee, in conformity with its duties under the indenture, will be required to exercise all rights or powers under the indenture at the request or direction of any of the holders, provided the holders provide the trustee with a security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of senior debt securities of any series may pursue any remedy with respect to the indenture or the senior debt securities unless:

  •
  such holder previously notified the trustee that an event of default is continuing;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of such series requested the trustee to pursue the remedy;

  •
  such holders offered the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request;

  •
  the trustee has not complied with the holder's request within 60 days after its receipt of such notice, request and offer of security or indemnity; and

  •
  the holders of a majority in principal amount of the outstanding senior debt securities of such series have not given the trustee a direction inconsistent with the request within the 60-day period.

Generally, the holders of a majority in principal amount of the outstanding senior debt securities of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee with respect to the senior debt securities of such series. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of senior debt securities of such series or that would expose the trustee to personal liability.

If a default with respect to the senior debt securities of a series occurs and is continuing and is known to a responsible officer of the trustee, the trustee must mail to each holder of any debt security of such series notice of the default within 90 days after it is known to the trustee. Except in the case of a default in the payment of principal, premium, if any, or interest on any debt security of such series, the trustee may withhold notice if the trustee determines in good faith that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers of the certificate know of any default that occurred during the previous fiscal year. We also are required to notify the trustee within 30 days of the occurrence of any event that would constitute various defaults, their status and what action we are taking or propose to take in respect of these defaults.

Amendments and Waivers

We and the trustee may amend the indenture as to the senior debt securities of any series with the consent of the holders of a majority in principal amount of the senior debt securities of such series then outstanding. Any past default or compliance with any provisions of the indenture or the senior debt securities of such series may be waived with the consent of the holders of a majority in principal amount of the senior debt securities of such series then outstanding. These consents may be obtained through a tender offer or exchange offer for the senior debt securities of such series.

Without the consent of each holder of an outstanding debt security of any series, we may not amend the indenture as to such series to:

  •
  reduce the amount of senior debt securities of such series whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the rate of or extend the time for payment of interest on any debt security of such series;

  •
  reduce the principal of or premium, if any, on any debt security of such series or change its stated maturity date or the time at which it may be redeemed or repurchased;

  •
  make any debt security of such series payable in money other than that stated in the debt security of such series;

  •
  impair the right of any holder of any debt security of such series to receive payment of principal of and interest on the senior debt securities of such series on or after the due dates for the payment of the principal or interest or to institute suit for the enforcement of any payment on or with respect to the senior debt securities of such series;

  •
  make any changes that would affect the ranking of the senior debt securities of such series in a manner adverse to the holders thereof; or

  •
  make any change in the amendment or waiver provisions relating to the senior debt securities of such series that require the consent of each holder thereof.

We and the trustee may, however, amend or supplement the indenture without the consent of any holder of the senior debt securities of any series as to:

  •
  cure, correct or supplement any ambiguity, omission, defect or inconsistency as to the senior debt securities of such series;

  •
  provide for the assumption by a successor entity of our obligations under the indenture as to the senior debt securities of such series;

  •
  add guarantees or collateral security with respect to the senior debt securities of such series;

  •
  add to our covenants under the indenture for the benefit of the holders of the senior debt securities of such series or to surrender any right or power conferred upon us as to the senior debt securities of such series;

  •
  make any change that does not adversely affect the rights of any holder of senior debt securities of such series in any material respect;

  •
  change or eliminate any of the provisions of the indenture provided that any such change or elimination will become effective only when there is no security outstanding of any series created prior to the execution of such amendment or supplement that is adversely affected by such provision; or

  •
  comply with any requirement of the SEC regarding qualification of the indenture under the Trust Indenture Act of 1939.

It is not necessary that any consent of the holders of the senior debt securities of any series required under the indenture approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Transfer and Exchange

A holder may transfer or exchange senior debt securities of a series in accordance with the indenture. Upon any transfer or exchange, the registrar of the senior debt securities and the trustee may require a holder to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes required by law or permitted by the indenture, including any transfer tax or other similar governmental charge payable as part of the transfer or exchange. We are not required to transfer or exchange any debt security selected for redemption or to transfer or exchange any debt security for a period of 15 days prior to a selection of senior debt securities to be redeemed. The senior debt securities will be issued in registered form and the registered holder of a debt security will be treated as the owner of the debt security for all purposes.

Defeasance

With respect to the senior debt securities of any series, we may, at any time, terminate all of our obligations under the senior debt securities of such series and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the senior debt securities of such securities, to replace mutilated, destroyed, lost or stolen senior debt securities of such series and to maintain a registrar and paying agent in respect of the senior debt securities of such series. We at any time may terminate our obligations with respect to the senior debt securities of any series under the covenants described under "—Covenants"

and the occurrence of an event of default described in clause (4) under "—Defaults" above ("covenant defeasance").

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the senior debt securities of any series may not be accelerated because of an event of default with respect thereto. If we exercise our covenant defeasance option, payment of the senior debt securities of such series may not be accelerated because of an event of default described in clause (3) (except for the covenant described under "—Covenants—Merger, Consolidation or Sale of Assets") or clause (4) under "—Defaults" above.

To exercise either defeasance option with respect to the senior debt securities of any series:

  •
  we must irrevocably deposit with the trustee, in trust for the benefit of the holders of the senior debt securities of such series, money or U.S. government obligations that will provide cash at the times and in the amounts as will be sufficient to pay principal, premium and interest when due on all the senior debt securities of such series to maturity or redemption;

  •
  we must deliver to the trustee an opinion of counsel that will provide that the holders of the senior debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred;

  •
  in the case of legal defeasance only, the opinion of counsel referred to in the clause above must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax law;

  •
  we must deliver to the trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent to exercising either defeasance option have been complied with; and

  •
  no default shall have occurred and be continuing.

Concerning the Trustee

The Bank of New York Mellon is the trustee under the indenture and is also registrar and paying agent of the senior debt securities.

The indenture contains limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in some cases, or to realize on property received in respect of any of these claims as security or otherwise. The trustee is permitted to engage in other transactions with us and our subsidiaries and affiliates. However, if the trustee acquires any conflicting interest it must either eliminate its conflict within 90 days, apply to the SEC for permission to continue or resign as trustee under the indenture.

Governing Law

The indenture provides that it and the senior debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

 BOOK-ENTRY DELIVERY AND SETTLEMENT

Global Securities

Unless otherwise indicated in the accompanying prospectus supplement, we will issue the senior debt securities in the form of one or more global securities in definitive, fully registered, book-entry form. A global security will be deposited with or on behalf of The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in a global security through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their U.S. depositaries, which in turn will hold such interests in customers' securities accounts in the U.S. depositaries' names on the books of DTC.

DTC has advised us:

  •
  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Exchange Act.

  •
  DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.

  •
  Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom, and/or their representatives, own DTC.

  •
  DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

  •
  Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

  •
  The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include various underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include various underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. Neither we nor the applicable trustee take any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

  •
  upon deposit of a global security with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by any underwriters in connection with the distribution of the senior debt securities represented by such global security with portions of the principal amounts of such global security; and

  •
  ownership of the senior debt securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the senior debt securities represented by a global security to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in the senior debt securities represented by a global security to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the senior debt securities represented by that global security for all purposes under the indenture and under the senior debt securities. Except as provided below, owners of beneficial interests in a global security will not be entitled to have securities represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered the owners or holders thereof under the indenture or under the senior debt securities for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of the senior debt securities under the indenture or a global security. Neither we nor the applicable trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of securities by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the senior debt securities.

Payments on the senior debt securities represented by a global security will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the senior debt securities represented by any such global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such global security as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the senior debt securities held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we refer to collectively as the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the senior debt securities held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the senior debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the senior debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date.

Such credits or any transactions in the senior debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the senior debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the senior debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Securities

Unless otherwise indicated in the accompanying prospectus supplement, we will issue or cause to be issued certificated securities to each person that DTC identifies as the beneficial owner of the securities represented by a global security upon surrender by DTC of such global security if:

  •
  DTC notifies us that it is no longer willing or able to act as a depositary for such global security or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

  •
  in the case of senior debt securities of any series, an event of default has occurred and is continuing with respect to the senior debt securities of such series, and DTC requests the issuance of certificated securities; or

  •
  we determine not to have the senior debt securities represented by a global security.

Neither we nor the applicable trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the senior debt securities. We and the applicable trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated securities to be issued.

 PLAN OF DISTRIBUTION

We may sell the senior debt securities offered by this prospectus:

  •
  to or through underwriting syndicates represented by managing underwriters;

  •
  to or through one or more underwriters without a syndicate;

  •
  through agents;

  •
  through dealers for public offering and sale by them;

  •
  directly to investors; or

  •
  through a combination of any of the foregoing methods of sale.

The accompanying prospectus supplement will set forth the terms of the offering of the senior debt securities and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

  •
  the name or names of any underwriters, dealers or agents;

  •
  the public offering price of such senior debt securities;

  •
  any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

  •
  the proceeds to us from that sale; and

  •
  any securities exchange or market on which such securities may be listed.

If we use underwriters in the offering and sale of the senior debt securities, the senior debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The senior debt securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of the underwriters to purchase the senior debt securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the senior debt securities of a series if any are purchased. Only those underwriters identified in the accompanying prospectus supplement are deemed to be underwriters in connection with the senior debt securities offered in such prospectus supplement.

We may sell the senior debt securities directly or through agents designated by us from time to time. Any agent involved in the offer or sale of the senior debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the accompanying prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If a dealer is utilized in the sale of any of the senior debt securities, we will sell the senior debt securities to the dealer, as principal. The dealer may then resell the senior debt securities to the public at varying prices to be determined by such dealer at the time of resale.

The distribution of the senior debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the accompanying prospectus supplement specifies. In connection with the sale of the senior debt securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from purchasers for whom they may act as agent. Underwriters may sell the senior debt securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Some of the underwriters, dealers or agents who participate in the distribution of the senior debt securities may engage in other transactions with, and perform other services for, us or our subsidiaries in the ordinary course of business.

Underwriters, dealers and agents participating in the distribution of the senior debt securities may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the senior debt securities may be deemed to be underwriting discounts and commissions under the Securities Act. We will provide in the accompanying prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters, dealers or agents in connection with the offering of the senior debt securities.

Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase the senior debt securities from us at the public offering price set forth in the accompanying prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the accompanying prospectus supplement, and the accompanying prospectus supplement will set forth the commissions payable for solicitation of such contracts.

Each series of senior debt securities will be a new issue of securities with no established trading market. Any underwriters to whom we sell the senior debt securities for public offering and sale may make a market in such senior debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any senior debt securities.

The senior debt securities may or may not be listed on a national securities exchange. During and after an offering through underwriters, the underwriters may purchase and sell the senior debt securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the senior debt securities. As a result, the price of the senior debt securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

Certain of the underwriters who participate in the distribution of the senior debt securities, and their affiliates, may perform various commercial banking and investment banking services for us and our affiliates from time to time in the ordinary course of business.

 LEGAL MATTERS

The validity of, and certain other legal matters with respect to, the senior debt securities offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Any underwriter, dealer or agent will be advised about other legal issues relating to any specific offering of the senior debt securities by its own legal counsel.

 EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K, and the effectiveness of Amphenol Corporation's internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$900,000,000

Amphenol Corporation

2.800% Senior Notes due 2030

PROSPECTUS SUPPLEMENT
September 4, 2019

Joint Book-Running Managers

Citigroup	J.P. Morgan	MUFG

COMMERZBANK	HSBC	Mizuho Securities	TD Securities

Co-Managers

Barclays	BNP PARIBAS	BofA Merrill Lynch	The Williams Capital Group, L.P.	US Bancorp	Wells Fargo Securities